Exhibit 10.45

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the 9th day of April, 2008, by and among Michael Foods, Inc., a Delaware corporation having its principal executive offices in Minnetonka, Minnesota (inclusive of its successors and assigns, the “Company”), Thomas J. Jagiela (the “Executive”), for the purposes of Section 2(c)(i) hereof, Michael Foods Investors, LLC, a Delaware limited liability company and ultimate controlling entity of the Company (“Investors”) and for the purposes of Section 2(c)(ii) hereof, M-Foods Holdings, Inc. (“Holdings”).

IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Subject to the terms and conditions of this Agreement, including Section 3, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve in the employ of the Company, for the period commencing on the date hereof (the “Effective Date”) and ending on the second anniversary of such Effective Date (the “Employment Period”).

2. Terms of Employment.

a. Position and Duties. During the Employment Period, the Executive shall serve as Senior Vice President of Operations and Supply Chain of the Company with the appropriate authority, duties and responsibilities attendant to such position. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

b. Compensation.

i. Annual Base Salary. Effective immediately, and during the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of at least $275,000, the competitiveness of which shall be periodically reviewed and adjusted in the discretion of the Company.

ii. Annual Bonus. During the Employment Period, the Executive shall participate in such bonus arrangements as may be approved by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the aggregate of all payments made under such bonus arrangements being herein referred to as the “Annual Bonus”). Executive’s aggregate bonus opportunity will be up to a maximum of 75% of Annual Base Salary. For fiscal year 2008, the Executive’s bonus will be no less than 56.25% of the Executive’s actual 2008 W-2 earnings from the Company less the one-time signing bonus paid to Executive. The Annual Bonus shall be paid within two and one-half months of the end of the fiscal year of the Company to which it relates.

iii. Signing Bonus. Upon the Effective Date, the Company shall pay the Executive a signing bonus of $75,000.

c. Equity.

i. Concurrently with the Effective Date and conditioned upon execution by the Executive of a senior management unit subscription agreement and a joinder agreement to Holding’s limited liability company agreement (the “LLC Agreement”), Investors shall issue to the Executive 1,000 Class E units of Investors for a purchase price of $125,000, such units having the terms set forth in the LLC Agreement (the “Units”). The Units will be subject to vesting in three equal installments, with the first one-third vesting on the first anniversary of the Effective Date, the second one-third vesting on the second anniversary of the Effective Date and the last one-third vesting on the third anniversary of the Effective Date. The Units shall become 100% vested upon the occurrence of a Change of Control. Upon termination of the Executive’s employment for any reason, Investors, at its option, may repurchase the Units at the following price:

1. with respect to the unvested Units: (a) if terminated by the Company for Cause or by the Executive other than for Good Reason, then at a price equal to the lower of the original price paid by the Executive for the Units (“Cost”) or the fair market value of the Units on the Date of Termination; and (b) if terminated for any reason other than as set forth in (a), at a price equal to Cost; and

2. with respect to the vested Units: (a) if terminated by the Company for Cause or by the Executive other than for Good Reason, death or Disability, then at a price equal to Cost; and (b) if terminated for any reason other than as set forth in (a) above, at a price equal to the greater of Cost or the fair market value of the Units on the Date of Termination.

ii. Concurrently with the Effective Date and conditioned upon execution by the Executive of a stock option agreement, Holdings shall issue to the Executive options to purchase 300 shares of common stock, $0.01 par value per share, of Holdings, such options having the terms set forth in the stock option agreement.

3. Termination of Employment.

a. With or Without Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean: (i) the failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is injurious to the Company; (iii) conviction of a felony or other crime involving fraud or moral turpitude or a guilty or nolo contendere plea by the Executive with respect thereto; or (iv) any breach by the Executive of Section 5 of this Agreement. Cause shall not include the death or Disability of the Executive.

b. Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of the Executive:

i. the assignment to the Executive, without his consent, of any duties materially inconsistent with the Executive’s title, position, authority, duties or responsibilities as contemplated by Section 2(a)(i) of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided that it is specifically understood if such a change is made by the Company within twelve (12) months following a Change in Control of the Company, the Executive may terminate for Good Reason only if: (A) Executive so terminates within one month of the occurrence of such change in position, authority, duties and responsibilities being made, and (B) the Executive provides, for a period of up to six (6) months following the occurrence of such change, such reasonable transition services as may be requested by the acquiror in such Change of Control, it being understood that for purposes of calculating any severance payments hereunder that the Date of Termination shall be the date on which such transition services terminate.

ii. any failure by the Company to comply with and satisfy Section 7(b) of this Agreement; or

iii. any requirement that the Executive be based anywhere more than fifty (50) miles from the principal executive office of the Company.

c. Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. If the Company determines in good faith that a Disability of the Executive has occurred during the Employment Period, the Company may provide the Executive with written notice in accordance with clause (d) below. “Disability” shall mean a determination by the Company in its sole discretion that the Executive is unable to perform his job responsibilities as a result of chronic illness, physical, mental or any other disability for a period of 6 months or more.

d. Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company, the date of receipt of the notice of termination or any later date specified therein within thirty (30) days of such notice; or (ii) if the Executive’s employment is terminated by the Executive, thirty days after the giving of such notice by the Executive provided that the Company may elect to place the Executive on paid leave for all or any part of such thirty (30) day period.

e. Expiration. Pursuant to Section 1, this Agreement will expire by it terms at the end of the Employment Period. The expiration of this Agreement shall not be considered a “termination” of the Executive and the Company shall have no obligations to the Executive pursuant to Section 4 hereof.

f. Change in Control. “Change in Control” means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any party or parties other than Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership (“THL”) or its affiliates on an arm’s-length basis, pursuant to which (a) such party or parties, directly or indirectly acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the voting stock of the Company, (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, or (c) prior to an initial public offering of the Company Common Stock pursuant to an offering registered under the 1933 Act, THL or its affiliates, cease to have the ability to elect, directly or indirectly, a majority of the Board of Directors of the Company.

4. Obligations of the Company upon Termination.

a. By the Company for Cause; By the Executive Other than for Good Reason. If the (i) Executive’s employment is terminated for Cause; or (ii) the Executive terminates his employment without Good Reason during the Employment Period, then this Agreement shall terminate as of the Date of Termination without further obligations to the Executive other than the obligation to pay to the Executive (i) his Annual Base Salary through the Date of Termination to the extent theretofore unpaid and (ii) any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy or practice of or contract or agreement with the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

b. By the Company Other than for Cause, Death or Disability; By the Executive for Good Reason. If, during the Employment Period, the Executive’s employment is terminated by the Executive for Good Reason or by the Company other than for Cause and other than on account of death or Disability, the Company shall pay to the Executive in one lump sum in cash within thirty (30) days after the Date of Termination, a sum equal to the Executive’s Annual Base Salary plus the Other Benefits.

c. Upon a Change in Control. If, during the Employment Period and within twelve (12) months of a Change in Control, the Executive’s employment is terminated by the Executive for Good Reason or by the Company other than for Cause and other than on account of death or Disability, the Company shall pay to the Executive in one lump sum in cash within thirty (30) days after the Date of Termination a sum equal to the Executive’s Annual Base Salary and the Other Benefits.

d. Welfare Benefits. In the event of a termination described in Section 4(b) or 4(c) for a period of one (1) year following the Executive’s Date of Termination, the Company shall (i) continue to provide medical, dental and life insurance benefits to the Executive, his spouse and children under age 25 on the same basis, including, without limitation, employee contributions, as such benefits are then currently provided to the Executive (“Welfare Benefits”); or (ii) provide the Executive with monthly payments sufficient to purchase such Welfare Benefits; provided that the provision of such Welfare Benefits or payments shall cease in the event that Executive becomes eligible to receive comparable benefits from another employer.

e. Liquidated Damages. The benefits and amounts payable to Executive under this Section 4 shall be deemed liquidated damages.

5. Noncompetition and Nonsolicitation. The Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and its subsidiaries’ trade secrets and other confidential information concerning the Company and such subsidiaries and that his services will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore the Executive agrees that:

a. Noncompetition. During the period commencing on the Effective Date and ending on the second anniversary of the date that the Executive’s employment with the Company terminates, the Executive shall not, for himself or on behalf of any other person, firm, partnership, corporation, or other entity, engage, directly or indirectly, as an executive, agent, representative, consultant, partner, shareholder or holder of any other financial interest, in any business that competes with the Company in the business of the production, distribution or sales of eggs or egg products or refrigerated potato products or any other business engaged in by the Company at the time of termination of Executive’s employment with the Company (a “Competing Business”). Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding publicly traded stock of any class of a Competing Business so long as the Executive has no active participation in the business of such entity. The Executive acknowledges that this Agreement, and specifically, this Section 5, does not preclude the Executive from earning a livelihood, nor does it unreasonably impose limitations on the Executive’s ability to earn a living. In addition, the Executive agrees and acknowledges that the potential harm to the Company of its non-enforcement outweighs any harm to the Executive of its enforcement by injunction or otherwise.

b. Nonsolicitation. During the period commencing on the Effective Date and ending on the date six (6) months after the date that the Executive’s employment with the Company terminates, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any of its subsidiaries within 180 days prior to the time such employee was hired by the Executive, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or its subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or any of its subsidiaries and with which the Company or any of its subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or its subsidiaries in the one (1) year period immediately preceding the Executive’s termination of employment with the Company.

c. Enforcement. The parties to this Agreement hereby agree and stipulate that (i) the restrictions contained in this Agreement are reasonable and necessary in order to protect the Company’s and its subsidiaries’ legitimate business interests and (ii) in the event of any breach or violation of this Agreement or of any provision hereof by the Executive, the Company and its subsidiaries will have no adequate remedy at law and will suffer irreparable loss and damage thereby. The parties hereby further agree and stipulate that in the event of any such breach or violation, either threatened or actual, the Company’s and its subsidiaries’ rights shall include, in addition to any and all other rights available to the Company and its subsidiaries at law or in equity, the right to seek and obtain any and all injunctive relief or restraining orders available to it in courts of proper jurisdiction, so as to prohibit, bar, and restrain any and all such breaches or violations by the Executive. The prevailing party to any legal action, arbitration or other proceeding commenced in connection with enforcing any provision of this Section 5, including without limitation, obtaining the injunctive relief provided by this Section 5 shall be entitled to recover all court costs, reasonable attorneys’ fees, and related expenses incurred by such party. The Executive further agrees that no bond need be filed in connection with any request by the Company and its subsidiaries for a temporary restraining order or for temporary or preliminary injunctive relief.

d. Additional Acknowledgements. The Executive acknowledges that the provisions of this Section 5 are in consideration of: (i) employment with Company, and (ii) additional good and valuable consideration as set forth in this Agreement, including, without limitation, the payments to be made under Section 4 hereof. In addition, the Executive acknowledges (i) that the business of the Company and its subsidiaries is international in scope and without geographical limitation and (ii) notwithstanding the state of incorporation or principal office of the Company or any of its subsidiaries, or any of their respective executives or employees (including the Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry internationally. The Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. The Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

6. Full Settlement; Arbitration. Other than with respect to the enforcement of Section 5 hereof, the Parties agree that all claims relating to this Agreement shall be subject to arbitration in the State of Minnesota in accordance with the rules of the American Arbitration Association in the State of Minnesota. The non-prevailing party in such arbitration shall pay, to the full extent permitted by law, all legal fees and expenses (including arbitration expenses) which the prevailing party may reasonably incur as a result of any contest pursued or defended against in good faith by the prevailing party regarding the validity or enforceability of, or liability under, any provision of this Agreement.

7. Successors.

a. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.

b. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8. Miscellaneous.

a. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

b. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

c. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

d. Subject to the provisions of Section 3(d), there shall be no limitation on the ability of the Company to terminate the Executive at any time with or without Cause.

e. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Thomas J. Jagiela

5400 River Bluff Curve

Bloomington, MN 55437

If to the Company:

Michael Foods, Inc.

301 Carlson Parkway, Suite 400

Minnetonka, MN 55305

Attention: Secretary

with a copy to:

Thomas H. Lee Equity Fund V, L.P.

100 Federal Street, 35th Floor

Boston, MA 02110

Attention: Anthony J. DiNovi

Kent Weldon

Todd Abbrecht

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Thomas J. Jagiela
Thomas J. Jagiela

MICHAEL FOODS, INC.

By:

/s/ Mark Witmer
Name:	Mark Witmer
Title:	Secretary

MICHAEL FOODS INVESTORS, LLC

By:

/s/ Mark Witmer
Name:	Mark Witmer
Title:	Secretary

M-FOODS HOLDINGS, INC.

By:

/s/ Mark Witmer
Name:	Mark Witmer
Title:	Secretary